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                                                                      EXHIBIT 18

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

March 3, 2000


PG&E Corporation
One Market Street
Spear Tower, Suite 2400
San Francisco, CA 94105

Dear Sirs/Madams:

We have audited the consolidated financial statements of PG&E Corporation as of December 31, 1999 and for the year then ended, included in your Annual Report on Form 10-K to the Securities and Exchange Commission, and have issued our report thereon dated March 3, 2000. Note 1 to such financial statements contains a description of your change during the year ended December 31, 1999 to account for major maintenance and overhauls expenditures at power production facilities as incurred. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.


Yours truly,

/s/  DELOITTE & TOUCHE LLP